Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Third Quarter Net Investment Income of $0.34 Per Share

Chicago, IL-November 4, 2016-OFS Capital Corporation (NASDAQ: OFS) (“OFS Capital”, “we”, “us”, or “our”) today announced its financial results for the fiscal quarter ended September 30, 2016.

FINANCIAL HIGHLIGHTS

•	Net investment income of $3.3 million, or $0.34 per share; net investment income again covered the distribution.

•	Net investment income was 112% of the distribution for the trailing 12-months ending September 30, 2016 and exceeded the distribution in each quarter.

•	Closed investments totaling $16.7 million in the quarter; as of November 3, 2016, closed additional new investments totaling approximately $23.4 million during the fourth quarter of 2016.

•	Net asset value per share increased to $14.67 at September 30, 2016 from $14.46 per share at September 30, 2015.

•	The weighted average yield to fair value of the loan portfolio was 11.88% as of September 30, 2016.

•	100% of our debt is fixed rate with no maturities until 2022—The stated weighted average cash interest rate on our Small Business Administration ("SBA") debentures was 3.18% as of September 30, 2016.

•
On October 31, 2016, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the fourth quarter of 2016, payable on December 30, 2016 to shareholders of record as of December 16, 2016.

“Our net asset value remains stable and our net investment income continues to cover our distribution. We believe investments that closed at the end of the third quarter and the beginning of the fourth quarter position us for a strong finish to 2016 and start to 2017,” said Bilal Rashid, OFS Capital’s Chairman and Chief Executive Officer. “Through our strong direct origination and underwriting capabilities, we have been able to generate solid long-term total returns for our investors. Our commitment to delivering this performance is enhanced by the alignment of interests of our shareholders and our external manager, which owns more than 30% of the company. In addition to our attractive long-term financing through the SBIC, we believe we have sufficient capital resources to continue with our proven investment strategy.”

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At September 30, 2016
Total assets	$292.2
Investment portfolio, at fair value	$259.2
Net assets	$142.2
Net asset value per share	$14.67
Weighted average yield on debt investments (at fair value)	11.88%

	Quarter ended September 30,
Operating Results	2016	2015
Total investment income	$7.4	$7.7
Net investment income	$3.3	$3.6
Net investment income per common share, basic and diluted	$0.34	$0.38
Net increase in net assets resulting from operations	$2.4	$1.4

	Quarter ended September 30,
Portfolio Activity	2016	2015
Number of new portfolio companies	2	2
Investments in new portfolio companies	$14.5	$5.0
Investments in existing portfolio companies	$2.2	$26.9
Number of portfolio companies at end of period	38	39

PORTFOLIO AND INVESTMENT ACTIVITIES

During the third quarter of 2016, OFS Capital closed new senior secured debt investments in two portfolio companies totaling $14.5 million. In addition, OFS Capital made $2.2 million of new senior secured debt investments in two existing portfolio companies, which included a delayed draw funding of $0.9 million.

The total fair value of OFS Capital’s investment portfolio was approximately $259.2 million at September 30, 2016, which was equal to 100% of amortized cost. The portfolio consisted of outstanding loans to 37 portfolio companies, totaling approximately $230.9 million in aggregate principal amount (with an aggregate fair value of $226.5 million), of which 77% were senior secured loans and 23% were subordinated loans. At September 30, 2016, OFS Capital also held equity investments with an aggregate fair value of $32.7 million, of which $30.9 million was invested in 16 portfolio companies in which OFS Capital also held debt investments, and $1.8 million was invested in one portfolio company in which OFS Capital solely held an equity investment.

As of September 30, 2016, floating rate loans comprised 66% of OFS Capital’s debt investment portfolio, with the remaining 34% in fixed rate loans, as a percentage of fair value. The weighted average yield on debt investments was 11.88% at September 30, 2016. OFS Capital had unfunded commitments of $2.6 million in three portfolio companies at quarter’s end.

RESULTS OF OPERATIONS

Interest Income:
Interest income decreased by $0.1 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The decrease was primarily due to a $0.2 million decrease caused by a 3% decrease in the weighted average principal balance of investments outstanding, offset by a $0.1 million increase caused by a 1% increase in our average portfolio cash yield during the three months ended September 30, 2016. Acceleration of Net Loan Fees of $0.1 million and $0.2 million were included in interest income for the three months ended September 30, 2016 and 2015, respectively.

Dividend Income:
Dividend income decreased by $0.1 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015, due to a net decrease in recognized PIK dividends and timing of common stock dividends declared by our portfolio companies.

Fee Income:
Fee income decreased by $0.2 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015, primarily due to a decrease in prepayment fees. We recorded prepayment fees of $0.2 million resulting from $17.8 million of unscheduled principal payments during the three months ended September 30, 2015. There were no prepayment fees recorded during the three months ended September 30, 2016.

Expenses
Interest expense increased by $0.1 million for the three months ended September 30, 2016 compared to the three months ended September 30, 2015. The increase was primarily due to cash interest expense incurred on our SBA debentures primarily due to an increase in the weighted average interest rate when the remaining $22.6 million of our debentures pooled on September 23, 2015; our rate on that pool converted from the 1.03% short-term rate to 3.18%.

Net gain (loss) on investments
Net gain (loss) on investments consists of the aggregate: (a) realized gains and losses from the sale of debt or equity securities, or the redemption of equity securities; and (b) changes in net unrealized appreciation/depreciation on debt and equity investments. In the period in which a realized gain or loss is recognized, such gain or loss will generally be offset by the reversal of previously recognized unrealized appreciation or depreciation, and the net gain recognized in that period will generally be smaller. The unrealized appreciation or depreciation on debt securities is also reversed when those investments are redeemed or paid off prior to maturity. In such instances, the reversal on unrealized appreciation or depreciation will be reported as a net loss or gain, respectively, and may be partially offset by the acceleration of any premium or discount on the debt security in interest income and any prepayment fees on the debt security in fee income.

We recognized net losses of $0.4 million on senior secured debt during the three months ended September 30, 2016, primarily as a result of the net impact of company-specific performance factors, offset by the impact of changes to certain market loan indices, and the impact of certain investments moving closer to their expected exit events.

We recognized net losses of $0.2 million on subordinated debt during the three months ended September 30, 2016, principally as a result of the net impact of portfolio company-specific performance factors.

We recognized net losses of $0.3 million on equity investments for the three months ended September 30, 2016, primarily attributable to the net impact of portfolio company-specific performance factors, offset primarily by the impact of certain investments moving closer to their expected exit events.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2016, we had $28.0 million in cash and cash equivalents and $149.9 million in outstanding SBA-guaranteed debentures. As of September 30, 2016, we had $15.0 million available for additional borrowings on our senior secured revolving credit facility with Pacific Western Bank and had drawn all of our available SBA-guaranteed debentures.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, November 4, 2016, at 11:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com .

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through November 14, 2016, at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10095528.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the quarter ended September 30, 2016, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries

Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Investments, at fair value
Non-control/non-affiliate investments (amortized cost of $166,634 and $175,529, respectively)	$164,606	$177,290
Affiliate investments (amortized cost of $66,686 and $63,113, respectively)	68,826	66,393
Control investments (amortized cost of $24,994 and $13,613, respectively)	25,737	13,613
Total investments at fair value (amortized cost of $258,154 and $252,255 respectively)	259,169	257,296
Cash and cash equivalents	27,989	32,714
Interest receivable	1,056	789
Prepaid expenses and other assets	4,008	3,877
Total assets	$292,222	$294,676

Liabilities
SBA debentures (net of deferred debt issuance costs of $3,133 and $3,420, respectively)	$146,747	$146,460
Interest payable	391	1,548
Management and incentive fees payable	1,937	2,238
Administration fee payable	366	488
Accrued professional fees	423	433
Other liabilities	148	497
Total liabilities	150,012	151,664

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,697,210 and 9,691,170 shares issued and outstanding as of September 30, 2016, and December 31, 2015, respectively	97	97
Paid-in capital in excess of par	134,522	134,446
Accumulated undistributed net investment income	5,230	4,612
Accumulated undistributed net realized gain (loss)	1,346	(1,184)
Net unrealized appreciation on investments	1,015	5,041
Total net assets	142,210	143,012

Total liabilities and net assets	$292,222	$294,676

Number of shares outstanding	9,697,210	9,691,170
Net asset value per share	$14.67	$14.76

OFS Capital Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Investment income
Interest income
Non-control/non-affiliate investments	$4,355	$5,387	$13,522	$17,319
Affiliate investments	1,643	1,308	5,000	4,062
Control investment	582	—	1,413	—
Total interest income	6,580	6,695	19,935	21,381
Dividend income
Non-control/non-affiliate investments	102	185	264	333
Affiliate investments	343	406	1,166	1,016
Control investments	83	—	194	—
Total dividend income	528	591	1,624	1,349
Fee income
Non-control/non-affiliate investments	169	310	1,164	448
Affiliate investments	48	92	87	213
Control investments	34	—	75	—
Total fee income	251	402	1,326	661

Total investment income	7,359	7,688	22,885	23,391

Expenses
Interest expense	1,320	1,185	3,936	4,000
Write-off of deferred debt issuance costs	—	—	—	1,646
Management fees	1,120	1,120	3,324	4,101
Incentive fee	817	908	2,407	1,514
Professional fees	260	262	877	857
Administration fee	255	281	1,009	1,148
General and administrative expenses	290	302	923	994

Total expenses	4,062	4,058	12,476	14,260

Net investment income	3,297	3,630	10,409	9,131

Net gain (loss) on investments	(909)	(2,209)	(1,404)	2,924

Net increase in net assets resulting from operations	$2,388	$1,421	$9,005	$12,055

Net investment income per common share - basic and diluted	$0.34	$0.38	$1.07	$0.94
Net increase in net assets resulting from operations per common share - basic and diluted	$0.25	$0.15	$0.93	$1.25
Distributions declared per common share	$0.34	$0.34	$1.02	$1.02
Basic and diluted weighted average shares outstanding	9,694,353	9,675,930	9,692,634	9,663,418

ABOUT OFS CAPITAL

OFS Capital Corporation is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital's investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in privately-held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. OFS Capital's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; OFS Capital’s expectations regarding performance during the remainder of 2016 and into 2017; management’s belief regarding the sufficiency of capital to continue with OFS Capital’s investment strategy and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com